Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the reference to our firm under the caption “Statements by Experts” and the use of our reports dated December 4, 2015, with respect to both the interim combined financial statements of Enersis Chile as of September 30, 2015 and for the nine-month period then ended, and the combined financial statements of Enersis Chile as of December 31, 2014, 2013 and January 1, 2013, and for the years ended December 31, 2014 and 2013, included in the Registration Statement (Form 20-F) of Enersis Chile.

/s/    EY Ltda.

EY Ltda.

Santiago, Chile

December 4, 2015